EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, W. James Alexander, MD, MPH, (“Employee”) has been employed by POZEN Inc. (“POZEN” or “the Company”) (collectively, the “Parties”);

WHEREAS, the Parties have mutually agreed that Employee will separate from his employment with the Company, effective June 15, 2005; and

WHEREAS, in conjunction with the termination of Employee’s employment, as set forth below, the parties have agreed to a separation package and the resolution of any and all disputes between them;

IT IS HEREBY AGREED, by and between Employee and POZEN, as follows:

1. In consideration of Employee’s execution and non-revocation of this Confidential Separation Agreement and General Release (“Agreement and Release”), Employee’s agreement to be legally bound by its terms, and Employee’s undertakings as set forth herein, POZEN agrees to continue Employee’s semi-monthly salary of $12,361.53 paid on the 15th and end of each month, minus all applicable federal, state and local taxes, through December 31, 2006, in accordance with the Company’s ordinary payroll practice. These payments will commence on the first regularly scheduled payroll date occurring at least eight (8) days after Employee returns this Agreement and Release fully executed, and the Agreement and Release is effective, no longer subject to rescission under any applicable law.

2. In consideration of this Agreement and Release, Employee expressly agrees to make himself available, upon reasonable notice, to consult with POZEN on matters related to POZEN’s legitimate business activities. Employee’s obligation to so consult will extend through December 31, 2006. The Parties agree that Marshall Reese shall be Employee’s primary contact at POZEN for consulting purposes. The Parties further agree that Paul Ossi shall be Employee’s secondary contact. The Parties agree and understand that Employee’s obligations under this paragraph shall not interfere with any obligations Employee owes to any subsequent employer, which obligations should take priority, provided further, however, that Employee shall use his best efforts to complete the requested consultative services in a timely manner.

3. POZEN shall prepare a mutually agreed-upon, neutral letter of reference in the form attached hereto as Exhibit A.

4. POZEN agrees to indemnify Employee to the maximum extent permitted by law as to matters arising out of his performance of his responsibilities as an employee and officer of the Company.

5. Employee, on behalf of himself, his heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE POZEN, together with its parents and subsidiaries, and affiliated, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, executives, shareholders, investors, insurers and reinsurers, representatives, and attorneys, past, present and future (collectively, the “Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee, or his heirs, executors, administrators, and assigns, ever had or now has against each or any of the Releasees, from the beginning of time to the date of execution of this Agreement and Release, including, without limitation, any and all claims relating to Employee’s employment with POZEN or the termination of that employment, including, without limitation, claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1870, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §§ 143-422.1 et seq., the North

Carolina Persons with Disabilities Protection Act, N.C. Gen. Stat. §§ 168A-1 to 168A-12, the North Carolina Whistleblower Protection Law, N.C. Gen. Stat. §§ 95-28.1, 95-28.1A, and 95-240 to 95-245, the North Carolina Family Leave Law, N.C. Gen. Stat. §§ 95-28.3, the North Carolina Wage and Hour Act, N.C. Gen. Stat. §§ 95-25.1, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

6. POZEN, on behalf of its parents and subsidiaries, and affiliated, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, executives, shareholders, investors, insurers and reinsurers, representatives, and attorneys, past, present and future, does hereby RELEASE AND FOREVER DISCHARGE Employee, his heirs, executors, administrators, and/or assigns, of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, which are known to POZEN at the time of execution of this Agreement and Release.

7. Employee hereby agrees and recognizes that his employment relationship with POZEN has been completely severed as of June 15, 2006 and that POZEN has no obligation, contractual or otherwise, to hire, rehire or re-employ Employee in the future.

8. Employee represents that he does not have any lawsuits, claims, or charges pending against any of the Releasees.

9. Employee agrees and acknowledges that this Agreement and Release is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by Releasees to Employee, or of any wrongdoing to Employee by Releasees.

10. This Agreement and Release constitutes the entire agreement between Employee and POZEN with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter hereof, with the sole exception of the “Non-Disclosure, Invention and Non-Competition Agreement” between POZEN and Employee, effective November 7, 2003 (the “Non-Disclosure Agreement”). The Non-Disclosure Agreement is attached as Exhibit B. Employee acknowledges that neither POZEN, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, other than the express written representations contained in the Non-Disclosure Agreement and herein. Employee agrees that this Agreement and Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Employee and POZEN.

11. Employee agrees that this Agreement and Release and its terms and conditions shall remain confidential to the Parties and its terms shall not be disclosed except to Employee’s accountants, lawyers, or immediate family members.

12. This Agreement and Release has been made and executed in the State of North Carolina, and all disputes or questions of interpretation arising from or relating to this Agreement and Release shall be resolved under North Carolina law, regardless of the application of conflicts of laws principles.

13. This Agreement and Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties. This Agreement and Release shall be deemed to have been mutually negotiated and shall not be construed against any party solely by reason of authorship.

14. Employee further certifies and acknowledges that:

a. Employee has read the terms of this Agreement and Release and understands its terms and effects, including the fact that he has agreed to RELEASE AND

FOREVER DISCHARGE the RELEASEES from any legal action arising out of his employment relationship with POZEN, the terms and conditions of that employment relationship, and the termination of that relationship;

b. Employee has signed this Agreement and Release voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to him;

c. The payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments and benefits, if any, to which Employee would have been entitled had he not executed this Agreement and Release;

d. Releasees have advised Employee to consult with an attorney concerning this Agreement and Release prior to signing this Agreement and Release, and he has done so;

e. Employee has been informed that he has the right to consider this Agreement and Release for a period of twenty-one (21) days from receipt prior to entering into this Agreement and Release and Employee has signed on the date indicated below after concluding that the Agreement and Release is satisfactory; and

f. Employee has been informed that he has the right to revoke this Agreement and Release for a period of seven (7) days following his execution of this Agreement and Release by giving written notice to POZEN to the attention of Richard G. Rosenblatt, Esquire, 502 Carnegie Center, Princeton, New Jersey 08540, and that this Agreement and Release will not be effective or enforceable until this seven (7) day period has expired.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee and POZEN hereby execute the foregoing Confidential Separation Agreement and General Release on this 13th day of June, 2006.

/s/ W. James Alexander
W. James Alexander

By:	/s/ William L. Hodges
William L. Hodges Senior Vice President, Finance and Administration and Chief Financial Officer

Exhibit A

Dear Sir or Madam:

This letter will confirm that POZEN, Inc. employed W. James Alexander, MD, MPH, as its Senior Vice President, Product Development, and Chief Medical Officer from November 24, 2003 to June 15, 2006. Pursuant to company policy, we are unable to disclose additional information. Nonetheless, we appreciate his service to our company and wish him the best in his future endeavors.

Sincerely,